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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 7)

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

May 20, 2003
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 868587106				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,478,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,478,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,478,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	19.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,478,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,478,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,478,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	19.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,478,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,478,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,478,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	19.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-5,019,600-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-5,019,600-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-5,019,600-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 1700, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is a series of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV.	(a)	G. Randall Hecht is a control person of RS Investment
Management Co. LLC and RS Investment Management, L.P.
(b) RS Investments, 388 Market Street, Ste 1700, San Francisco, CA 94111
(c) Chief Executive Officer of RS Investment Management Co. LLC and
RS Investment Management, L.P.
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

RS Investment Management, L.P. is a Registered Investment Adviser and the investment adviser to RS Diversified Growth Fund.
RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. G. Randall Hecht is a control person of RS
Investment Management Co. LLC and RS Investment Management, L.P.

CUSIP No. 868587106				13D			Page 7 of 10


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		6,478,000	19.2%
RS Investment Mgmt, L.P.		6,478,000	19.2%
RS Diversified Growth Fund		5,019,600	14.8%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,826,053 shares of Common Stock of the Issuer outstanding as of March 27, 2003.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 6,478,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 6,478,000 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a series Of a Massachusetts Business Trust with shared dispositive power over 5,019,600 shares of the Issuer.

CUSIP No. 868587106				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE               SHARES        PRICE/SH     TYPE
04/01/2003            300           2.38       open mkt sale
04/01/2003           2150           2.22       open mkt sale
04/01/2003           1200           2.38       open mkt sale
04/01/2003            700           2.22       open mkt sale
04/01/2003            900           2.22       open mkt sale
04/01/2003            100           2.22       open mkt sale
04/01/2003           7300           2.22       open mkt sale
04/01/2003           1900           2.38       open mkt sale
04/01/2003           1950           2.22       open mkt sale
04/01/2003          10200           2.22       open mkt sale
04/01/2003           2900           2.22       open mkt sale
04/07/2003           4100           2.32       open mkt sale
04/07/2003           5200           2.32       open mkt sale
04/07/2003           1700           2.32       open mkt sale
04/07/2003           5600           2.32       open mkt sale
04/07/2003           1200           2.32       open mkt sale
04/07/2003           1400           2.32       open mkt sale
04/07/2003           1400           2.32       open mkt sale
04/07/2003           6900           2.32       open mkt sale
04/09/2003            600           2.33       open mkt sale
04/09/2003           1500           2.32       open mkt sale
04/09/2003           1000           2.33       open mkt sale
04/09/2003           2500           2.32       open mkt sale
04/09/2003           1000           2.33       open mkt sale
04/09/2003           2500           2.32       open mkt sale
04/09/2003            400           2.33       open mkt sale
04/09/2003           1000           2.33       open mkt sale
04/09/2003           1000           2.33       open mkt sale
04/09/2003           2500           2.32       open mkt sale
04/14/2003            100           2.33       open mkt sale
04/14/2003           1500           2.24       open mkt sale
04/14/2003            100           2.33       open mkt sale
04/14/2003            700           2.24       open mkt sale
04/14/2003            800           2.25       open mkt sale
04/14/2003            600           2.25       open mkt sale
04/14/2003            300           2.24       open mkt sale
04/14/2003            100           2.24       open mkt sale
04/14/2003            100           2.33       open mkt sale
04/14/2003           2500           2.24       open mkt sale
04/14/2003           1000           2.25       open mkt sale
04/14/2003            100           2.33       open mkt sale
04/14/2003           1600           2.25       open mkt sale
04/14/2003            900           2.24       open mkt sale
04/15/2003            300           2.84       open mkt sale
04/15/2003           4100           2.84       open mkt sale
04/15/2003            700           2.84       open mkt sale
04/15/2003            500           2.84       open mkt sale
04/15/2003           1600           2.84       open mkt sale
04/15/2003            400           2.84       open mkt sale
04/15/2003           2700           2.84       open mkt sale
04/15/2003           1900           2.84       open mkt sale
04/15/2003            500           2.94       open mkt sale
04/15/2003           4900           2.94       open mkt sale
04/15/2003           1000           2.84       open mkt sale
04/15/2003            400           2.94       open mkt sale
04/15/2003           4300           2.84       open mkt sale
04/15/2003           2900           2.84       open mkt sale
04/15/2003           4100           2.84       open mkt sale
04/15/2003            600           2.84       open mkt sale
04/15/2003           4500           2.94       open mkt sale
04/15/2003            100           2.94       open mkt sale
04/15/2003            700           2.94       open mkt sale
04/15/2003            300           2.84       open mkt sale
04/15/2003            350           2.84       open mkt sale
04/15/2003            850           2.84       open mkt sale
04/15/2003           1600           2.84       open mkt sale
04/15/2003            400           2.84       open mkt sale
04/15/2003            200           2.84       open mkt sale
04/15/2003            100           2.84       open mkt sale
04/15/2003            900           2.84       open mkt sale
04/15/2003            400           2.84       open mkt sale
04/15/2003            200           2.84       open mkt sale
04/15/2003            700           2.84       open mkt sale
04/15/2003            700           2.84       open mkt sale
04/15/2003           6700           2.84       open mkt sale
04/15/2003           6400           2.84       open mkt sale
04/15/2003           1900           2.84       open mkt sale
04/15/2003            200           2.94       open mkt sale
04/15/2003            800           2.94       open mkt sale
04/15/2003           1700           2.94       open mkt sale
04/15/2003           3800           2.94       open mkt sale
04/15/2003           3100           2.94       open mkt sale
04/15/2003            600           2.84       open mkt sale
04/15/2003           1500           2.84       open mkt sale
04/15/2003            300           2.84       open mkt sale
04/15/2003           1100           2.94       open mkt sale
04/15/2003            900           2.84       open mkt sale
04/15/2003          12300           2.84       open mkt sale
04/15/2003           5900           2.94       open mkt sale
04/15/2003           4700           2.84       open mkt sale
04/15/2003           4900           2.84       open mkt sale
04/15/2003            300           2.94       open mkt sale
04/15/2003           4000           2.94       open mkt sale
04/15/2003           9100           2.84       open mkt sale
04/15/2003          10500           2.84       open mkt sale
04/15/2003           1000           2.84       open mkt sale
04/15/2003           9200           2.94       open mkt sale
04/15/2003           4700           2.84       open mkt sale
04/15/2003           2600           2.84       open mkt sale
04/15/2003           3300           2.94       open mkt sale
04/16/2003           1300           3.09       open mkt sale
04/16/2003           3000           3.09       open mkt sale
04/16/2003           1400           3.07       open mkt sale
04/16/2003           1100           3.07       open mkt sale
04/16/2003            300           3.09       open mkt sale
04/16/2003            100           3.09       open mkt sale
04/16/2003            100           3.07       open mkt sale
04/16/2003            100           3.07       open mkt sale
04/16/2003           4200           3.09       open mkt sale
04/16/2003            400           3.07       open mkt sale
04/16/2003           2000           3.07       open mkt sale
04/16/2003            600           3.09       open mkt sale
04/16/2003            700           3.09       open mkt sale
04/16/2003            700           3.09       open mkt sale
04/16/2003           5300           3.09       open mkt sale
04/16/2003           1700           3.07       open mkt sale
04/16/2003           2500           3.07       open mkt sale
04/16/2003            200           3.10       open mkt sale
04/16/2003            700           3.09       open mkt sale
04/16/2003            500           3.07       open mkt sale
04/16/2003           4700           3.09       open mkt sale
04/16/2003           2700           3.07       open mkt sale
04/16/2003           3400           3.09       open mkt sale
04/16/2003           1900           3.07       open mkt sale
04/16/2003           5500           3.09       open mkt sale
04/16/2003           1700           3.09       open mkt sale
04/16/2003           4100           3.07       open mkt sale
04/16/2003           2600           3.09       open mkt sale
04/16/2003           1500           3.07       open mkt sale
04/17/2003            600           2.92       open mkt sale
04/17/2003            400           2.97       open mkt sale
04/17/2003            600           2.92       open mkt sale
04/17/2003            400           2.97       open mkt sale
04/17/2003            300           2.97       open mkt sale
04/17/2003           1200           2.92       open mkt sale
04/17/2003            100           2.92       open mkt sale
04/17/2003            600           2.97       open mkt sale
04/17/2003            600           2.92       open mkt sale
04/17/2003            500           2.92       open mkt sale
04/17/2003            400           2.97       open mkt sale
04/17/2003            400           2.97       open mkt sale
04/17/2003           1100           2.92       open mkt sale
04/17/2003            300           2.92       open mkt sale
04/21/2003           1700           2.99       open mkt sale
04/21/2003           1700           2.99       open mkt sale
04/21/2003           1600           2.99       open mkt sale
04/21/2003           3500           2.99       open mkt sale
04/21/2003           1800           2.99       open mkt sale
04/21/2003           1700           2.99       open mkt sale
04/22/2003            700           2.97       open mkt sale
04/22/2003            700           2.97       open mkt sale
04/22/2003            700           2.97       open mkt sale
04/22/2003           1400           2.97       open mkt sale
04/22/2003            800           2.97       open mkt sale
04/22/2003            700           2.97       open mkt sale
04/23/2003           1400           3.13       open mkt sale
04/23/2003           1400           3.12       open mkt sale
04/23/2003           1400           2.97       open mkt sale
04/23/2003           1400           2.97       open mkt sale
04/23/2003            600           3.13       open mkt sale
04/23/2003            800           3.13       open mkt sale
04/23/2003           1400           3.12       open mkt sale
04/23/2003           1300           3.12       open mkt sale
04/23/2003           1300           2.97       open mkt sale
04/23/2003           1300           3.13       open mkt sale
04/23/2003           2900           2.97       open mkt sale
04/23/2003           2900           3.12       open mkt sale
04/23/2003           2900           3.13       open mkt sale
04/23/2003           1500           3.12       open mkt sale
04/23/2003           1500           3.13       open mkt sale
04/23/2003           1500           2.97       open mkt sale
04/23/2003            800           3.13       open mkt sale
04/23/2003            700           3.13       open mkt sale
04/23/2003            100           3.12       open mkt sale
04/23/2003            900           3.12       open mkt sale
04/23/2003            500           3.12       open mkt sale
04/23/2003           1500           2.97       open mkt sale
04/25/2003           4100           3.08       open mkt sale
04/25/2003            300           3.08       open mkt sale
04/25/2003           2400           3.08       open mkt sale
04/25/2003           2500           3.08       open mkt sale
04/25/2003           2900           3.08       open mkt sale
04/25/2003           9300           3.08       open mkt sale
04/28/2003            400           3.15       open mkt sale
04/28/2003           1700           3.15       open mkt sale
04/28/2003           5100           3.17       open mkt sale
04/28/2003           7100           3.17       open mkt sale
04/28/2003            500           3.17       open mkt sale
04/28/2003           1100           3.17       open mkt sale
04/28/2003           1300           3.15       open mkt sale
04/28/2003           5800           3.17       open mkt sale
04/28/2003           2300           3.17       open mkt sale
04/28/2003            400           3.15       open mkt sale
04/28/2003           4200           3.15       open mkt sale
04/28/2003            200           3.17       open mkt sale
04/28/2003            400           3.17       open mkt sale
04/28/2003            300           3.17       open mkt sale
04/28/2003           3400           3.17       open mkt sale
04/28/2003           3200           3.17       open mkt sale
04/28/2003           2600           3.17       open mkt sale
04/28/2003            700           3.17       open mkt sale
04/28/2003           5000           3.17       open mkt sale
04/28/2003           5000           3.17       open mkt sale
04/28/2003           3000           3.17       open mkt sale
04/28/2003           1000           3.17       open mkt sale
04/28/2003           1600           3.17       open mkt sale
04/28/2003           2100           3.17       open mkt sale
04/28/2003           1600           3.17       open mkt sale
04/28/2003           1000           3.15       open mkt sale
04/28/2003           6500           3.17       open mkt sale
04/28/2003            700           3.15       open mkt sale
04/28/2003           4300           3.17       open mkt sale
04/28/2003            300           3.15       open mkt sale
04/28/2003           2200           3.17       open mkt sale
04/29/2003            800           3.25       open mkt sale
04/29/2003           8500           3.25       open mkt sale
04/29/2003            700           3.25       open mkt sale
04/29/2003           6900           3.25       open mkt sale
04/29/2003           3100           3.25       open mkt sale
04/29/2003            200           3.25       open mkt sale
04/29/2003           1700           3.25       open mkt sale
04/29/2003           6700           3.25       open mkt sale
04/29/2003           1400           3.25       open mkt sale
04/29/2003          10000           3.25       open mkt sale
04/29/2003          10000           3.25       open mkt sale
04/30/2003            600           3.36       open mkt sale
04/30/2003            600           3.36       open mkt sale
04/30/2003            600           3.36       open mkt sale
04/30/2003           1300           3.36       open mkt sale
04/30/2003            600           3.36       open mkt sale
04/30/2003            300           3.36       open mkt sale
04/30/2003           1000           3.36       open mkt sale
05/01/2003           1000           3.23       open mkt sale
05/01/2003           3400           3.23       open mkt sale
05/01/2003           2900           3.23       open mkt sale
05/01/2003           1500           3.23       open mkt sale
05/01/2003           4400           3.23       open mkt sale
05/01/2003           8700           3.23       open mkt sale
05/01/2003            700           3.23       open mkt sale
05/01/2003            500           3.23       open mkt sale
05/01/2003           3200           3.23       open mkt sale
05/01/2003            800           3.23       open mkt sale
05/01/2003           7900           3.23       open mkt sale
05/02/2003          10000           3.17       open mkt sale
05/05/2003           6000           3.35       open mkt sale
05/05/2003            100           3.35       open mkt sale
05/05/2003            200           3.36       open mkt sale
05/05/2003            200           3.36       open mkt sale
05/05/2003           2200           3.35       open mkt sale
05/05/2003            300           3.35       open mkt sale
05/05/2003            700           3.35       open mkt sale
05/05/2003            300           3.35       open mkt sale
05/05/2003            900           3.35       open mkt sale
05/05/2003           4800           3.35       open mkt sale
05/05/2003           1200           3.35       open mkt sale
05/05/2003            300           3.35       open mkt sale
05/05/2003            900           3.35       open mkt sale
05/05/2003           2600           3.35       open mkt sale
05/05/2003            800           3.35       open mkt sale
05/05/2003           1300           3.35       open mkt sale
05/05/2003            300           3.35       open mkt sale
05/05/2003           1600           3.35       open mkt sale
05/05/2003           1700           3.35       open mkt sale
05/05/2003          12400           3.35       open mkt sale
05/05/2003            500           3.35       open mkt sale
05/05/2003           6000           3.35       open mkt sale
05/05/2003            500           3.35       open mkt sale
05/05/2003            200           3.36       open mkt sale
05/05/2003            200           3.36       open mkt sale
05/05/2003           1000           3.35       open mkt sale
05/05/2003            900           3.35       open mkt sale
05/05/2003           2200           3.35       open mkt sale
05/05/2003            600           3.35       open mkt sale
05/05/2003           6000           3.35       open mkt sale
05/05/2003           8700           3.35       open mkt sale
05/05/2003            900           3.35       open mkt sale
05/05/2003          39800           3.35       open mkt sale
05/05/2003           3600           3.35       open mkt sale
05/05/2003           4600           3.35       open mkt sale
05/05/2003           6200           3.35       open mkt sale
05/05/2003           1400           3.35       open mkt sale
05/05/2003            500           3.35       open mkt sale
05/05/2003            500           3.35       open mkt sale
05/05/2003           1700           3.35       open mkt sale
05/05/2003           1700           3.35       open mkt sale
05/05/2003            400           3.35       open mkt sale
05/05/2003           2100           3.35       open mkt sale
05/05/2003            900           3.35       open mkt sale
05/05/2003           2600           3.35       open mkt sale
05/05/2003            400           3.35       open mkt sale
05/06/2003           5800           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           8900           3.95       open mkt sale
05/06/2003           8100           3.95       open mkt sale
05/06/2003            200           3.96       open mkt sale
05/06/2003            200           3.96       open mkt sale
05/06/2003           3000           3.95       open mkt sale
05/06/2003           1800           3.95       open mkt sale
05/06/2003          41400           3.95       open mkt sale
05/06/2003           1800           3.95       open mkt sale
05/06/2003            200           3.96       open mkt sale
05/06/2003            800           3.96       open mkt sale
05/06/2003           2400           3.95       open mkt sale
05/06/2003           3900           3.95       open mkt sale
05/06/2003           1100           3.95       open mkt sale
05/06/2003           3700           3.95       open mkt sale
05/06/2003           7100           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           3500           3.95       open mkt sale
05/06/2003           3900           3.95       open mkt sale
05/06/2003           4400           3.95       open mkt sale
05/06/2003            900           3.95       open mkt sale
05/06/2003           1300           3.95       open mkt sale
05/06/2003           1100           3.95       open mkt sale
05/06/2003           3200           3.95       open mkt sale
05/06/2003           2900           3.95       open mkt sale
05/06/2003           6300           3.95       open mkt sale
05/06/2003           1500           3.95       open mkt sale
05/06/2003           3600           3.95       open mkt sale
05/06/2003           3200           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           1800           3.95       open mkt sale
05/06/2003           1700           3.95       open mkt sale
05/06/2003           1300           3.95       open mkt sale
05/06/2003           2400           3.95       open mkt sale
05/06/2003           5000           3.95       open mkt sale
05/06/2003           2400           3.95       open mkt sale
05/06/2003            800           3.96       open mkt sale
05/06/2003            600           3.96       open mkt sale
05/06/2003          15700           3.95       open mkt sale
05/06/2003          11100           3.95       open mkt sale
05/06/2003           5300           3.95       open mkt sale
05/06/2003           2700           3.95       open mkt sale
05/06/2003          60700           3.95       open mkt sale
05/06/2003           3100           3.95       open mkt sale
05/06/2003           2200           3.95       open mkt sale
05/06/2003           6500           3.95       open mkt sale
05/06/2003           6700           3.95       open mkt sale
05/06/2003          24700           3.95       open mkt sale
05/06/2003          38600           3.95       open mkt sale
05/06/2003          10700           3.95       open mkt sale
05/06/2003          92500           3.95       open mkt sale
05/06/2003           1100           3.95       open mkt sale
05/06/2003          20200           3.95       open mkt sale
05/06/2003            600           3.96       open mkt sale
05/06/2003            700           3.95       open mkt sale
05/06/2003           3200           3.95       open mkt sale
05/06/2003           2000           3.95       open mkt sale
05/06/2003           3200           3.95       open mkt sale
05/06/2003           1900           3.95       open mkt sale
05/06/2003            900           3.95       open mkt sale
05/06/2003            900           3.95       open mkt sale
05/06/2003          17000           3.95       open mkt sale
05/06/2003          28800           3.95       open mkt sale
05/06/2003            300           3.95       open mkt sale
05/06/2003           4500           3.95       open mkt sale
05/06/2003           2400           3.95       open mkt sale
05/06/2003           4100           3.95       open mkt sale
05/06/2003           5700           3.95       open mkt sale
05/06/2003           2300           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           3500           3.95       open mkt sale
05/06/2003           1700           3.95       open mkt sale
05/06/2003           4900           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           5200           3.95       open mkt sale
05/06/2003            100           3.95       open mkt sale
05/06/2003           1200           3.95       open mkt sale
05/06/2003           2200           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           1000           3.96       open mkt sale
05/06/2003           3000           3.95       open mkt sale
05/06/2003           1300           3.95       open mkt sale
05/06/2003            100           3.95       open mkt sale
05/06/2003            200           3.96       open mkt sale
05/06/2003            400           3.96       open mkt sale
05/06/2003           1000           3.96       open mkt sale
05/06/2003            800           3.96       open mkt sale
05/06/2003           1400           3.95       open mkt sale
05/06/2003           4700           3.95       open mkt sale
05/06/2003           1500           3.95       open mkt sale
05/06/2003            500           3.95       open mkt sale
05/06/2003           5300           3.95       open mkt sale
05/06/2003           4700           3.95       open mkt sale
05/06/2003            700           3.95       open mkt sale
05/06/2003           2400           3.95       open mkt sale
05/07/2003           1200           4.22       open mkt sale
05/07/2003           1600           4.22       open mkt sale
05/07/2003            300           4.22       open mkt sale
05/07/2003            600           4.37       open mkt sale
05/07/2003            900           4.37       open mkt sale
05/07/2003           7900           4.37       open mkt sale
05/07/2003            100           4.37       open mkt sale
05/07/2003            300           4.37       open mkt sale
05/07/2003           1300           4.37       open mkt sale
05/07/2003            500           4.22       open mkt sale
05/07/2003           1600           4.22       open mkt sale
05/07/2003           4800           4.37       open mkt sale
05/07/2003           1000           4.37       open mkt sale
05/07/2003           2100           4.37       open mkt sale
05/07/2003           1000           4.22       open mkt sale
05/07/2003          12300           4.22       open mkt sale
05/07/2003          36500           4.37       open mkt sale
05/07/2003           3500           4.22       open mkt sale
05/07/2003          10500           4.37       open mkt sale
05/07/2003           1100           4.22       open mkt sale
05/07/2003           1000           4.22       open mkt sale
05/07/2003            700           4.37       open mkt sale
05/07/2003           1800           4.37       open mkt sale
05/07/2003           3900           4.37       open mkt sale
05/07/2003            900           4.22       open mkt sale
05/07/2003            100           4.37       open mkt sale
05/07/2003           2500           4.37       open mkt sale
05/12/2003           5000           4.39       open mkt sale
05/12/2003            800           4.39       open mkt sale
05/12/2003           2600           4.39       open mkt sale
05/12/2003           1600           4.39       open mkt sale
05/12/2003          10700           4.39       open mkt sale
05/12/2003           8900           4.39       open mkt sale
05/12/2003            200           4.39       open mkt sale
05/12/2003           5400           4.39       open mkt sale
05/12/2003           3400           4.39       open mkt sale
05/12/2003            700           4.39       open mkt sale
05/12/2003            700           4.39       open mkt sale
05/13/2003           1900           4.57       open mkt sale
05/13/2003           3700           4.57       open mkt sale
05/13/2003           1800           4.57       open mkt sale
05/13/2003           3600           4.57       open mkt sale
05/13/2003            100           4.57       open mkt sale
05/13/2003          10300           4.57       open mkt sale
05/13/2003           2500           4.57       open mkt sale
05/13/2003           2000           4.57       open mkt sale
05/13/2003            100           4.57       open mkt sale
05/14/2003           5600           4.65       open mkt sale
05/14/2003           1800           4.65       open mkt sale
05/14/2003           1900           4.65       open mkt sale
05/14/2003           1700           4.65       open mkt sale
05/14/2003            200           4.65       open mkt sale
05/14/2003          10200           4.65       open mkt sale
05/14/2003           2500           4.65       open mkt sale
05/14/2003           2000           4.65       open mkt sale
05/14/2003            100           4.65       open mkt sale
05/15/2003           2600           4.31       open mkt sale
05/15/2003            800           4.31       open mkt sale
05/15/2003           1700           4.31       open mkt sale
05/15/2003            100           4.31       open mkt sale
05/15/2003           4500           4.31       open mkt sale
05/15/2003           1200           4.31       open mkt sale
05/15/2003           1000           4.31       open mkt sale
05/15/2003            100           4.31       open mkt sale
05/16/2003           2300           4.19       open mkt sale
05/16/2003            200           4.19       open mkt sale
05/16/2003            400           4.19       open mkt sale
05/16/2003            700           4.19       open mkt sale
05/16/2003           1600           4.19       open mkt sale
05/16/2003            100           4.19       open mkt sale
05/16/2003           1000           4.19       open mkt sale
05/16/2003           6900           4.19       open mkt sale
05/16/2003            200           4.19       open mkt sale
05/16/2003           1600           4.19       open mkt sale
05/16/2003           1400           4.19       open mkt sale
05/16/2003           1100           4.19       open mkt sale
05/19/2003           1100           4.09       open mkt sale
05/19/2003            100           4.09       open mkt sale
05/19/2003            500           4.09       open mkt sale
05/19/2003            800           4.09       open mkt sale
05/19/2003            100           4.09       open mkt sale
05/19/2003            500           4.09       open mkt sale
05/19/2003           2850           4.09       open mkt sale
05/19/2003            550           4.09       open mkt sale
05/19/2003            700           4.09       open mkt sale
05/19/2003            200           4.09       open mkt sale
05/19/2003            300           4.09       open mkt sale
05/19/2003            400           4.09       open mkt sale
05/19/2003            600           4.09       open mkt sale
05/20/2003           1900           4.21       open mkt sale
05/20/2003            500           4.21       open mkt sale
05/20/2003           1300           4.21       open mkt sale
05/20/2003            700           4.21       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003            600           4.21       open mkt sale
05/20/2003           2100           4.21       open mkt sale
05/20/2003            400           4.21       open mkt sale
05/20/2003           1500           4.21       open mkt sale
05/20/2003            100           4.21       open mkt sale
05/20/2003           1500           4.21       open mkt sale
05/20/2003            500           4.21       open mkt sale
05/20/2003           1500           4.21       open mkt sale
05/20/2003            100           4.21       open mkt sale
05/20/2003            100           4.21       open mkt sale
05/20/2003            400           4.22       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003            200           4.22       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003           5000           4.21       open mkt sale
05/20/2003           1600           4.22       open mkt sale
05/20/2003           1800           4.22       open mkt sale
05/20/2003           5100           4.21       open mkt sale
05/20/2003           9900           4.21       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003           1500           4.21       open mkt sale
05/20/2003           6300           4.21       open mkt sale
05/20/2003            200           4.22       open mkt sale
05/20/2003           1300           4.21       open mkt sale
05/20/2003            900           4.21       open mkt sale
05/20/2003           1700           4.21       open mkt sale
05/20/2003           1400           4.22       open mkt sale
05/20/2003          20000           4.21       open mkt sale
05/20/2003           1600           4.22       open mkt sale
05/20/2003           4700           4.21       open mkt sale
05/20/2003            200           4.22       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003           3600           4.21       open mkt sale
05/20/2003           1700           4.21       open mkt sale
05/20/2003           1600           4.21       open mkt sale
05/20/2003            400           4.21       open mkt sale
05/20/2003           2100           4.21       open mkt sale
05/20/2003            500           4.21       open mkt sale
05/20/2003          10000           4.21       open mkt sale
05/20/2003           3100           4.21       open mkt sale
05/20/2003           1200           4.21       open mkt sale
05/20/2003            700           4.21       open mkt sale
05/20/2003            700           4.21       open mkt sale
05/20/2003           1300           4.21       open mkt sale
05/20/2003            300           4.21       open mkt sale
05/20/2003            700           4.21       open mkt sale
05/20/2003           2800           4.21       open mkt sale
05/20/2003           7000           4.21       open mkt sale
05/20/2003           4600           4.21       open mkt sale
05/20/2003           2800           4.21       open mkt sale
05/20/2003           2800           4.21       open mkt sale

CUSIP No. 868587106				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	May 21, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 868587106				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	May 21, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht